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                                                                     Exhibit 5


                      OPINION OF SIMPSON THACHER & BARTLETT


                                                              December 18, 2001

L-3 Communications Holdings, Inc.
600 Third Avenue, 34th Floor
New York, New York  10016


Ladies and Gentlemen:


         We have acted as counsel to L-3 Communications Holdings, Inc., a Delaware corporation (the "Company"), L-3 Communications Corporation, a Delaware corporation, Hygienetics Environmental Services, Inc., a Delaware corporation, L-3 Communications ILEX Systems, Inc., a Delaware corporation, L-3 Communications Aydin Corporation, a Delaware corporation, KDI Precision Products, Inc., a Delaware corporation, MPRI, Inc., a Delaware corporation, L-3 Communications SPD Technologies, Inc., a Delaware corporation, SPD Holdings, Inc., a Delaware corporation, SPD Electrical Systems, Inc., a Delaware corporation, SPD Switchgear, Inc., a Delaware corporation, Pac Ord, Inc., a Delaware corporation, Henschel, Inc., a Delaware corporation, Power Paragon, Inc., a Delaware corporation, and L-3 Communications ESSCO, Inc., a Delaware corporation (individually a "Delaware Guarantor" and collectively the "Delaware Guarantors"), and Coleman Research Corporation, a Florida corporation, EER Systems, Inc., a Virginia corporation, Electrodynamics, Inc., an Arizona Corporation, Interstate Electronics Corporation, a California Corporation, Southern California Microwave Inc., a California corporation, L-3 Communications Storm Control Systems, Inc., a California corporation, L-3 Communications DBS Microwave, Inc., a California corporation and Microdyne Corporation, a Maryland corporation (individually a "Non-Delaware Guarantor," collectively the "Non-Delaware Guarantors" and, together with the Delaware Guarantors, the "Guarantors"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale by certain selling security holders of up to $420,000,000 aggregate principal amount of the Company's 4% Senior Subordinated Convertible Contingent Debt Securities due 2011 (the "CODES") and 3,902,439 shares of the Company's common stock, par value $.01 per share, issuable upon conversion thereof and the guarantees to be issued in connection with the CODES. The CODES were issued under an Indenture (the "Indenture") dated as of October 24, 2001 between the Company, the Guarantors and The Bank of New York (the "Trustee").

         The CODES were initially sold in reliance on Section 4(2) of the Act and may be resold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the prospectus contained therein (the "prospectus") pursuant to Rule 415 under the Act.

         We have examined the Registration Statement, the Indenture, duplicates of the CODES and a form of common stock certificate, which have been filed with the commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

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         We have assumed further that (1) the Non-Delaware Guarantors have duly authorized, executed and delivered the Indenture and (2) the execution, delivery and performance by the Company and the Non-Delaware Guarantors of the Indenture, the CODES and the Guarantees do not and will not violate the laws of the jurisdiction of such Non-Delaware Guarantor's organization or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

                1. The CODES have been duly authorized, executed and issued by the Company and, assuming that they have been duly authenticated by the Trustee, constitute valid and legally binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their terms.

                2. The shares of common stock initially issuable upon conversion of the CODES have been duly authorized and, when issued and delivered in accordance with the provisions of the CODES and the Indenture, will be validly issued, fully paid and nonassessable.

                3. The Guarantees have been duly authorized, executed and issued by the Delaware Guarantors and, assuming due authentication of the CODES by the Trustee, constitute valid and legally binding obligations of each of the Delaware Guarantors enforceable in accordance with their terms.

                4. Assuming that the Guarantees have been duly authorized and issued by each of the Non-Delaware Guarantors and, assuming due authentication of the CODES by the Trustee, the Guarantees constitute valid and legally binding obligations of the Non-Delaware Guarantors enforceable against the Non-Delaware Guarantors in accordance with their terms.

         Our opinions set forth in paragraph 1, 3 and 4 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of New York and the Federal law of the United States.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                          Very truly yours,




                                          /s/ Simpson Thacher and Bartlett
                                          SIMPSON THACHER & BARTLETT